Exhibit 10.2

PERSONAL AND CONFIDENTIAL

To: Mr. Stefano Volpetti                         Lausanne, March 31, 2023

Dear Stefano,

We are pleased to confirm that effective April 1, 2023, your base salary will be increased to
CHF 950’001.-- annually, CHF 73’077.-- monthly. This represents a 5.55% increase and the comparatio at your current grade 25 will be 104%.

All other conditions relating to your employment with Philip Morris Products S.A. remain as stated in your employment contract and in any subsequent amendments.

Yours sincerely,

PHILIP MORRIS PRODUCTS S.A.

/s/ CONSTANTIN ROMANOV	/s/ RALF ZYSK
Constantin Romanov Global Head of Total Rewards	Ralf Zysk Global Head of Labor Relations

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01